EXHIBIT V
INDEMNITY ESCROW AGREEMENT
INDEMNITY ESCROW AGREEMENT (this "Agreement") dated March 15, 2018 by and among LAZYDAYS HOLDINGS, INC., a Delaware corporation ("Holdco"), WAYZATA OPPORTUNITIES FUND II, L.P., in its capacity as the representative of the Sellers (as defined in the Merger Agreement (as defined below)) (in such capacity, together with its successors and assigns, the "Representative"), B. Luke Weil, acting as the committee representing the interests of Holdco (the "Committee"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as escrow agent (the "Escrow Agent").
Holdco, Andina Acquisition Corp. II, a Cayman Islands exempted company ("Parent"), Andina II Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Lazy Days' R.V. Center, Inc., a Delaware corporation (the "Company"), and the other signatories party thereto, have entered into that certain Agreement and Plan of Merger dated as of October 27, 2017 (as amended, modified, supplemented or restated from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement), pursuant to which the Mergers have occurred and Holdco has agreed to pay cash and issue shares of its common stock, par value $0.0001 per share ("Holdco Shares") to (a) the Stockholders as consideration for the cancellation of their shares of Company Common Stock, (b) the Participating Optionholders as consideration for the cancellation of their Company Stock Options and (c) the Bonus Payment Recipients pursuant to the Bonus Plan and the Bonus Award Agreements.
Pursuant to the Merger Agreement, the Committee has been appointed by the board of directors of Holdco to take all necessary actions and make all decisions on behalf of Holdco for purposes of this Agreement.
By virtue of the adoption of the Merger Agreement by the holders of the requisite percentage of issued and outstanding shares of Company Common Stock, the Stockholders have authorized, directed and appointed the Representative to act on their behalf with respect to (among other things) this Agreement.
Pursuant to the terms of a separate agreement among the Company, the Representative (defined therein as the "Optionholder Representative") and the Optionholders, the Optionholders have authorized, directed and appointed the Representative to act on their behalf with respect to (among other things) this Agreement.
Pursuant to the Merger Agreement, the parties hereto desire to, and have agreed to, establish an escrow fund as the sole and exclusive remedy (subject to such limited exceptions as to the sole and exclusive nature of the remedies with respect to Surviving Claims, as expressly set forth in Article VII of the Merger Agreement) for amounts (if any) owed to the Parent Indemnified Parties pursuant to Section 7.1 of the Merger Agreement.
In consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.            Appointment.  Holdco, the Committee and the Representative hereby appoint the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund (defined below) pursuant to the terms and conditions hereof.  The Escrow Agent shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Holdco. The Escrow Agent's duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.
2.            Escrow Fund. Pursuant to Section 1.10(a) of the Merger Agreement, concurrently with the execution and delivery of this Agreement, Holdco is delivering, or causing to be delivered, to the Escrow Agent, 142,857 Holdco Shares (the "Escrow Shares") which, in order to facilitate delivery upon release from escrow, shall be registered in the name of each Bonus Payment Recipient, Stockholder and Participating Optionholder, as applicable, in a manner consistent with the Merger Agreement, and $4,250,000 in cash (the "Escrow Cash"), which such Escrow Shares and Escrow Cash shall be deposited by the Escrow Agent in a separate escrow account maintained by the Escrow Agent (the "Indemnity Escrow Account") and shall be held and maintained in the Indemnity Escrow Account, and shall be kept separate and apart from and not commingled with any other funds, amounts or securities held by the Escrow Agent, until the release and distribution thereof in accordance with Sections 4 and 5 hereof (the Escrow Shares and the Escrow Cash held and maintained in the Indemnity Escrow Account from time to time (including any interest (if any) thereon or Dividends (as defined below) paid in respect thereof, as applicable) being the "Escrow Fund").  The Escrow Cash shall be held in the Indemnity Escrow Account uninvested in cash.
3.            Ownership and Rights with Respect to the Escrow Fund.
(a)            The Participating Optionholders, the Bonus Payment Recipients and the Stockholders shall not be entitled to vote or transfer (by sale, gift or otherwise) any Escrow Shares while such Escrow Shares are held in the Escrow Account.
(b)            Until any Escrow Shares are distributed from the Indemnity Escrow Account in accordance with this Agreement, all dividends payable in cash, Holdco Shares or other non-cash property in respect of such Escrow Shares ("Dividends") shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.  Any Dividends issued in the form of Holdco Shares, if any, shall constitute Escrow Shares hereunder and any other Dividends, if any, shall be deemed to be included in the Escrow Fund.
4.            Indemnification Claims.
(a)            Established Claims.
(i)            If, at any time prior to the expiration of the Escrow Period (as defined below), any Parent Indemnified Party is entitled to make a claim for indemnification pursuant to, and subject to the limitations set forth in, Article VII of the Merger Agreement (an "Indemnification Claim"), after fully complying with the procedures and obligations required therein, the Committee may deliver written notice to the Representative (each, a "Notice"), with a copy to the Escrow Agent, that contains (i) a description, in reasonable detail, of the nature of the Indemnification Claim, (ii) the total amount of the actual out-of-pocket Loss sought in respect of such Indemnification Claim, or, in the case of an out-of-pocket Loss that may arise from a cause of action or claim that has actually been asserted against a Parent Indemnified Party by a third party, the total amount (or range of amounts) asserted by such third party in the applicable asserted cause of action or claim or the reasonably anticipated potential Loss to be actually incurred by such Parent Indemnified Party in connection therewith (including any costs or expenses, along with the method of calculation thereof, which have been or may be reasonably incurred by such Parent Indemnified Party in connection therewith) (the "Potential Loss Amount") (it being understood, however, that notwithstanding the assertion of a Potential Loss Amount in a Notice, no Parent Indemnified Party shall be entitled to receive any portion of the Escrow Fund on account of a Potential Loss Amount unless and until the Losses related to such Potential Loss Amount are paid or incurred by such Parent Indemnified Party), in each case, calculated in accordance with the Merger Agreement, (iii) whether such Loss may be covered (in whole or in part) under any insurance or contractual indemnification rights or other reimbursement arrangements and the estimated amount of such Loss which may be covered under such insurance or contractual indemnification rights or other reimbursement arrangements, and (iv) the basis of the Committee's request for indemnification under the Merger Agreement in reasonable detail, including a reference to the specific provision of the Merger Agreement alleged to have been breached.  Each such Notice will request that the Escrow Agent release and distribute all or a portion of the Escrow Shares and the Escrow Cash from the Escrow Fund (the "Distribution Request Amount") to Holdco in satisfaction of the amount of the Loss for such Indemnification Claim set forth in such Notice (other than a Potential Loss Amount) and/or to continue to hold in the Indemnity Escrow Account the Potential Loss Amount (each referred to in clause (ii) above), subject to the limitations, procedures and obligations required by Article VII of the Merger Agreement, together with a copy of any other documentation required pursuant to the terms of the Merger Agreement; provided, however, that a Notice may only request release and distribution of Escrow Shares and Escrow Cash in respect of an actual out-of-pocket Loss actually incurred by a Parent Indemnified Party.  The "Escrow Period" shall mean the period commencing on the date of this Agreement and ending on the date that is the one (1) year anniversary of the date of this Agreement.
(ii)            If the Representative provides a notice to the Committee (with a copy to the Escrow Agent) (a "Counter Notice"), within thirty (30) days following the date of the Representative's receipt of the Notice (such thirty (30)-day period, the "Representative Review Period"), disputing all or a portion of the matters or amount of Loss described in the Notice (including any Potential Loss Amount described therein), the amount of the Distribution Request Amount disputed by the Counter Notice and any Potential Loss Amount described in the Notice shall not be released from the Indemnity Escrow Account until a Joint Notice (defined below) is delivered to the Escrow Agent.  If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Representative within the Representative Review Period, then the Distribution Request Amount for such Indemnification Claim set forth in the applicable Notice shall be deemed to be an Established Claim (defined below) for purposes of this Agreement and any Potential Loss Amount described in such Notice shall only be released pursuant to a Joint Notice delivered to the Escrow Agent.  If a Counter Notice is delivered disputing only a portion of the matters or amount of Loss with respect to an Indemnification Claim set forth in a Notice, then the undisputed portion of the Distribution Request Amount pertaining to such Indemnification Claim shall be deemed to be an Established Claim and the disputed portion of such Distribution Request Amount and any Potential Loss Amount described in the Notice shall only be released pursuant to a Joint Notice delivered to the Escrow Agent.
(iii)            As used in this Agreement, "Established Claim" means any (i) portion of any Distribution Request Amount that is not disputed pursuant to Section 4(a)(ii) above or (ii) portion of any Distribution Request Amount that is resolved pursuant to Section 4(b) resulting in an award to Holdco; provided, however, that in no event shall "Established Claim" include any Potential Loss Amount unless and until the Losses related to such Potential Loss Amount are paid or incurred by a Parent Indemnified Party and indemnification of such Losses are otherwise allowed pursuant to the terms of the Merger Agreement.  Notwithstanding anything herein to the contrary, each Indemnification Claim shall be subject to the limitations, procedures and obligations set forth in Article VII of the Merger Agreement, and, without limiting such limitations, procedures and obligations, no portion of any Indemnification Claim may be deemed to be an Established Claim or otherwise payable under Article VII of the Merger Agreement unless and until the aggregate amount of all indemnifiable Losses under the Merger Agreement exceeds the Deductible described in Article VII of the Merger Agreement.  The aggregate liability of the Stockholders, the Participating Optionholders and the Bonus Payment Recipients for Losses shall not in any event exceed the Escrow Fund.
(iv)            Promptly after any portion of an Indemnification Claim becomes an Established Claim, the Representative and the Committee shall jointly deliver a Joint Notice to the Escrow Agent directing the Escrow Agent to release and distribute to Holdco, and the Escrow Agent, upon receipt of the Joint Notice, promptly shall release and distribute to Holdco, the number of Escrow Shares and the amount of Escrow Cash from the Escrow Fund set forth in the Joint Notice (the Escrow Shares and Escrow Cash to be released and distributed to Holdco pursuant to any Joint Notice, an "Escrow Payment"), subject to the provisions of Sections 4(a)(v) and (vi) below, with a value equal to (subject to satisfaction of the Deductible described in Article VII of the Merger Agreement) the dollar amount of the Distribution Request Amount comprising the Established Claim (or, if at the time the Escrow Payment is to be made the remaining Escrow Fund (calculated in accordance with Section 4(a)(v)) is less than the full amount of such Escrow Payment, the full amount remaining in the Escrow Fund).  For purposes of this Agreement, any distributions of Escrow Shares to Holdco in satisfaction of Established Claims shall be made via book entry by debiting such Escrow Shares from the Escrow Account and crediting such Escrow Shares to Holdco's account with Holdco's stock transfer agent (the "Stock Transfer Agent").
(v)            Payment of an Established Claim (including any Pending Claim (as defined below) that becomes an Established Claim) shall be made from the Escrow Fund in an aggregate amount equal to the Escrow Payment (or, if at the time the Escrow Payment is to be made the remaining Escrow Fund (calculated in accordance with this Section 4(a)(v)) is less than the full amount of such Escrow Payment, the full amount remaining in the Escrow Fund).  All Escrow Payments shall be satisfied through the distribution of Escrow Shares and the payment of Escrow Cash in the same proportion as the original amount of Escrow Shares (valued based on the Escrow Share Value (as defined below)) and Escrow Cash deposited in the Indemnity Escrow Account on the date of this Agreement.  For purposes of this Agreement, with respect to each Escrow Payment, Escrow Shares shall be valued at $8.75 per share, as adjusted for stock dividends, stock splits, combinations or other similar recapitalizations affecting the Escrow Shares (such value, the "Escrow Share Value").  The Escrow Agent shall transfer to Holdco or the Stock Transfer Agent, as applicable, out of the Escrow Fund the Escrow Payment necessary to satisfy each Established Claim, as set forth in the applicable Joint Notice (or, if at the time the Escrow Payment is to be made the remaining Escrow Fund (calculated in accordance with this Section 4(a)(v)) is less than the full amount of such Escrow Payment, the full amount remaining in the Escrow Fund).
(vi)            Notwithstanding anything herein to the contrary, at such time as any portion of an Indemnification Claim has become an Established Claim, the Representative, on behalf of the Stockholders and the Participating Optionholders, shall have the right to substitute, for any Escrow Shares that otherwise would be released and distributed in satisfaction of such Established  Claim, cash in an amount equal to the number of such Escrow Shares multiplied by the Escrow Share Value ("Substituted Cash").  In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for such Escrow Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative on behalf of the Stockholders and the Participating Optionholders, shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash.  Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall confirm receipt of the Substituted Cash to the Representative and the Committee and (x) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Holdco in lieu of any distribution of the applicable Escrow Shares, and (y) cause the Escrow Shares related to the Substituted Cash to be released and distributed to (A) the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), (B) to the Specified Stockholders (as defined below), and (C) the Exchange Agent (for further distribution to the Other Stockholders (as defined below) in accordance with the Exchange Agent Agreement), in each case in book entry form in accordance with the terms of Section 14(b).
(b)            Disputed Claims. If a Counter Notice is delivered by the Representative to the Committee within the Representative Review Period, then the Escrow Agent shall not release and distribute the Distribution Request Amount specified in such Counter Notice, but shall (subject to Section 4(c) hereof) instead continue to hold the applicable Distribution Request Amount in the Indemnity Escrow Account until it shall have received a Joint Notice as to the disposition of such Distribution Request Amount.
(c)            Pending Claims.  If, at the end of the Escrow Period, there are any Indemnification Claims with respect to which Notices have been received by the Representative but which have not been resolved pursuant to this Section 4 and which, if resolved or finally determined in favor of Holdco, would result in an Escrow Payment to Holdco ("Pending Claims"), the Escrow Agent shall retain in the Pending Claims Reserve (defined below) that number of Escrow Shares and amount of Escrow Cash having an aggregate value, calculated in accordance with Section 4(a)(v), equal to the portion of the Distribution Request Amount and/or Potential Loss Amount applicable for such Pending Claims (with such Escrow Shares and Escrow Cash to be in the same proportion as the original amount of Escrow Shares (valued based on the Escrow Share Value) and Escrow Cash deposited in the Indemnity Escrow Account on the date of this Agreement).  Thereafter, (i) if any Pending Claim becomes an Established Claim, the Representative and Holdco shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to release and distribute to Holdco the number of Escrow Shares and the amount of Escrow Cash in the Pending Claims Reserve in respect of such Pending Claim determined in accordance with Sections 4(a)(iv) and 4(a)(v) above, and (ii) if (x) any Pending Claim is resolved by mutual agreement between the Representative and the Committee or by an order of a court having jurisdiction over such Pending Claim which is final and not subject to further court proceedings or appeal, and (y) such resolution does not result in such Pending Claim (or any portion thereof) becoming an Established Claim, then the Representative and the Committee shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to release and distribute the number of Escrow Shares and the amount of Escrow Cash in the Pending Claims Reserve in respect of such Pending Claim (or portion thereof) to (x) the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), (y) to the Stockholders listed on Schedule 1 attached hereto (each, a "Specified Stockholder" and, collectively, the "Specified Stockholders"), and (z) the Exchange Agent (for further distribution to the Stockholders other than the Specified Stockholders (each, an "Other Stockholder" and, collectively, the "Other Stockholders")), in each case in accordance with the terms of Section 6.  As used herein, the term "Joint Notice" shall mean any joint written instruction delivered by the Representative and the Committee to the Escrow Agent directing the Escrow Agent as to the release and distribution of any portion of the Escrow Fund (including the Pending Claims Reserve).
(d)            As used herein, the "Pending Claims Reserve" shall mean, at the time any such determination is made, that number of Escrow Shares and amount of Escrow Cash in the Indemnity Escrow Account having a value, calculated in accordance with Section 4(a)(v), equal to the sum of the applicable portions of the Distribution Request Amounts and the Potential Loss Amounts claimed with respect to all Pending Claims (as shown in the Notices of such Indemnification Claims) as of such time (provided, that such value shall not exceed the value of the Escrow Fund on the date of this Agreement (calculated in accordance with Section 4(a)(v)) less the value (calculated in accordance with Section 4(a)(v)) of any portion of the Escrow Fund that has been released and distributed in accordance with the terms hereof prior to such time of determination), subject to the Deductible described in Article VII of the Merger Agreement.
5.            Distributions of Escrow Fund.
(a)            On the first (1st) Business Day after the expiration of the Escrow Period (the "Initial Escrow Release Date"), subject to the receipt of the written confirmation of the Representative described in Section 5(c), the Escrow Agent shall release and distribute (i) all of the Escrow Shares and all of the Escrow Cash (including any interest thereon, if any) that remain in the Indemnity Escrow Account as of such date, minus (ii) the aggregate amount of Escrow Shares and Escrow Cash constituting the Pending Claims Reserve as of such date (the "Initial Indemnity Escrow Amount"), to (x) the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), (y) the Specified Stockholders, and (z) the Exchange Agent (for further distribution to the Other Stockholders), in each case in accordance with the terms of Section 6.
(b)            Any portion of the Escrow Fund that remains in the Indemnity Escrow Account that constitutes a Pending Claims Reserve on the Initial Escrow Release Date shall continue to be held in the Indemnity Escrow Account by the Escrow Agent pending receipt by the Escrow Agent of a Joint Notice with respect to the applicable Pending Claim(s) underlying the Pending Claims Reserve.  When a Joint Notice is received by the Escrow Agent with respect to a Pending Claim, the Escrow Agent shall release and distribute, in accordance with the terms of such Joint Notice and this Agreement, but not later than the second (2nd) Business Day following the date on which the Escrow Agent receives such Joint Notice (unless such Joint Notice explicitly provides for a different date), (A) to Holdco all or any portion of the Pending Claims Reserve that is required to be released and distributed to Holdco pursuant to the terms of such Joint Notice, and (B) to (x) the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), (y) the Exchange Agent (for further distribution to the Other Stockholders), and (z) the Specified Stockholders, all or any portion of the Pending Claims Reserve and the applicable interest, if any, applicable to such Pending Claim that is not required to be released and distributed to Holdco pursuant to the terms of such Joint Notice, in each case in accordance with the terms of Section 6.
(c)            The Escrow Agent, the Representative and the Committee shall cooperate in all respects with one another in the calculation of any amounts determined to be distributable to Holdco, the Surviving Company, the Exchange Agent and the Specified Stockholders in accordance with this Agreement and in implementing the procedures necessary to effect such distributions.  The Escrow Agent shall not be required to release and/or distribute any Escrow Shares and/or Escrow Cash pursuant to Section 5(a) unless and until the amounts of any such release and/or distribution of Escrow Shares and/or Escrow Cash have been confirmed in writing by the Representative.  Any amount set forth in such written confirmation shall be calculated with tax withholding, subject to the receipt of an IRS Form W-9 (or applicable W-8) for each initial recipient.
6.            Distribution Mechanics.
(a)            On the Escrow Release Date (as defined below) for any Escrow Release Amount (as defined below), the Escrow Agent shall release and distribute such Escrow Release Amount as follows:
(i)            a portion of such Escrow Release Amount equal to (such portion, the "Bonus Payment Recipients' Escrow Release Amount") the product of (x) such Escrow Release Amount and (y) the Bonus Payment Recipients' Percentage (as defined below) shall be released and distributed to the Surviving Company in accordance with the terms of Section 14 hereof and the Surviving Company shall, on the next payroll date following receipt of the Bonus Payment Recipients' Escrow Release Amount, release and distribute to the Bonus Payment Recipients the Bonus Payment Recipients' Escrow Release Amount (minus any Required Withholding Amounts with respect to the Bonus Payment Recipients' Escrow Release Amount) such that each Bonus Payment Recipient shall receive a portion of the Bonus Payment Recipients' Escrow Release Amount equal to (A) the portion of the Bonus Payment Recipients' Escrow Release Amount to which such Bonus Payment Recipient is entitled to receive pursuant to the terms of the Bonus Plan and such Bonus Payment Recipient's Bonus Award Agreement, minus (B) any Required Withholding Amounts relating to such Bonus Payment Recipient with respect to such portion of the Bonus Payment Recipients' Escrow Release Amount;
(ii)            a portion of such Escrow Release Amount equal to (such portion, the "Other Stockholders' Escrow Release Amount") the product of (x)(I) such Escrow Release Amount minus (II) the Bonus Payment Recipients' Escrow Release Amount and (y) the Other Stockholders' Percentage (as defined below) shall be released and distributed to the Exchange Agent in accordance with the terms of Section 14 hereof, and the Exchange Agent shall, in accordance with the terms of the Exchange Agent Agreement, release and distribute to the Other Stockholders the Other Stockholders' Escrow Release Amount in such proportions such that each Other Stockholder shall receive a portion of the Other Stockholders' Escrow Release Amount equal to such Other Stockholder's pro rata share of the Other Stockholders' Escrow Release Amount (based on the number of shares of Company Common Stock owned by such Other Stockholder immediately prior to the Transaction Effective Time relative to the aggregate number of shares of Company Common Stock owned by all Other Stockholders immediately prior to the Transaction Effective Time);
(iii)            a portion of such Escrow Release Amount equal to (such portion, the "Specified Stockholders' Escrow Release Amount") the product of (x)(I) such Escrow Release Amount minus (II) the Bonus Payment Recipients' Escrow Release Amount and (y) the Specified Stockholders' Percentage (as defined below) shall be released and distributed to the Specified Stockholders in accordance with the terms of Section 14 hereof such that each Specified Stockholder receives a portion of the Specified Stockholders' Escrow Release Amount equal to the product of (A) the Specified Stockholders' Escrow Release Amount and (B) such Specified Stockholder's "Percentage" set forth opposite the name of such Specified Stockholder on Schedule 1 attached hereto; and
(iv)            a portion of such Escrow Release Amount equal to (such portion, the "Participating Optionholders' Escrow Release Amount") the product of (x)(I) such Escrow Release Amount minus (y) the Bonus Payment Recipients' Escrow Release Amount and (y) the Participating Optionholders' Percentage (as defined below) shall be released and distributed to the Surviving Company in accordance with the terms of Section 14 hereof and the Surviving Company shall, on the next payroll date following receipt of the Participating Optionholders' Escrow Release Amount, release and distribute to the Participating Optionholders the Participating Optionholders' Escrow Release Amount (minus any Required Withholding Amounts with respect to the Participating Optionholders' Escrow Release Amount) such that each Participating Optionholder shall receive a portion of the Participating Optionholders' Escrow Release Amount equal to (A) such Participating Optionholder's pro rata share of the Participating Optionholders' Escrow Release Amount (based on the number of shares of Company Common Stock issuable pursuant to the Company Stock Options held by such Participating Optionholder as of immediately prior to the Transaction Effective Time (but excluding any Underwater Options held by such Participating Optionholder) relative to the aggregate number of shares of Company Common Stock issuable pursuant to the Company Stock Options held by all Participating Optionholders as of immediately prior to the Transaction Effective Time (but excluding any Underwater Options held by any Participating Optionholder)), minus (B) any Required Withholding Amounts relating to such Participating Optionholder with respect to such portion of the Participating Optionholders' Escrow Release Amount.
(b)            For the purposes of this Agreement, the following terms shall have the following meanings:
(i)            "Bonus Payment Recipients' Percentage" means 2.7727%.
(ii)            "Escrow Release Amount" means any amount of the Escrow Fund that is required to be released and distributed to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), the Exchange Agent (for further distribution to the Other Stockholders) and the Specified Stockholders pursuant to the terms of this Agreement, including, without limitation, the Initial Indemnity Escrow Amount and any portion of the Pending Claims Reserve applicable to a Pending Claim to which Holdco is not entitled pursuant to a Joint Notice.
(iii)            "Escrow Release Date" means each date on which any amount of the Escrow Fund is required to be released and distributed to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), the Exchange Agent (for further distribution to the Other Stockholders) and the Specified Stockholders pursuant to the terms of this Agreement, including, without limitation, the Initial Escrow Release Date and the second (2nd) Business Day following the date on which the Escrow Agent receives a Joint Notice that provides that Holdco is not entitled to all or any portion of the Pending Claims Reserve applicable to an Indemnification Claim (or such different date explicitly set forth in such Joint Notice).
(iv)            "Other Stockholders' Percentage" means 12.7528%.
(v)            "Participating Optionholders' Percentage" means 7.8345%.
(vi)            "Specified Stockholders' Percentage" means 79.4127%.
7.            Escrow Agent.
(a)            The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.
(b)            In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between the parties, the terms and provisions of the Merger Agreement shall control (except as set forth in Section 14(b)(ii) hereof); provided, that, notwithstanding the terms of any other agreement between the parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent.
(c)            The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice (including any Joint Notice), demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.
(d)            The Escrow Agent's sole responsibility upon receipt of any Joint Notice requiring any distribution to Holdco, the Exchange Agent (for further distribution to the Other Stockholders), the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Plan Recipients) and/or the Specified Stockholders pursuant to the terms of this Agreement is to distribute to Holdco, the Exchange Agent, the Surviving Company and/or the Specified Stockholders, as applicable, the amount specified in such Joint Notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such Joint Notice.
(e)            The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, other than actions which have been finally adjudicated by a court of competent jurisdiction to constitute willful misconduct or gross negligence, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 9 below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel unless such actions have been finally adjudicated by a court of competent jurisdiction to constitute willful misconduct or gross negligence.
(f)            This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.
8.            Resignation; Succession.
(a)            The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto thirty (30) days prior written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Representative and the Committee.  If no new escrow agent is so appointed within the sixty (60)-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.
(b)            Holdco and the Representative may, in a writing executed by both of such parties, remove the Escrow Agent at any time and for any reason (or for no reason) and the Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested; provided, however, that such resignation shall become effective only upon the joint agreement and acceptance by the Representative and the Committee of the appointment of a successor escrow agent as provided in this Section 8.
9.            Indemnification and Reimbursement.  The Escrow Agent shall be indemnified and held harmless by Holdco from and against any expenses, including reasonable and documented counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim that arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any state or federal court located in the Borough of Manhattan, State of New York. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.  The parties hereto agree that no payment by Holdco of any claim by the Escrow Agent for indemnification hereunder shall impair, limit, modify, or affect, the respective rights and obligations of the Representative, Holdco and the Committee under this Agreement.
10.            Compensation. The Escrow Agent shall be entitled to reasonable compensation from Holdco for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Holdco for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.
11.            Further Assurances.  From time to time on and after the date hereof until the termination of this Agreement, the Representative, the Committee and Holdco shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.
12.            Disputes. All disputes arising under this Agreement between Holdco and the Committee and the Representative shall be resolved in the same manner as disputes under the Merger Agreement are to be resolved, unless otherwise provided for herein.
13.            Taxation and Release of Interest.
(a)            Holdco, the Representative and the Committee hereby acknowledge that, for federal and state income tax purposes, Holdco shall be treated as the owner of the Escrow Fund and shall report as income all interest and any other income earned with respect to the Escrow Fund; provided, however, that any interest earned with respect to the Escrow Fund in a tax year and specifically distributed to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), the Exchange Agent (for further distribution to the Other Stockholders), the Specified Stockholders and/or Holdco in such year shall be income of the party receiving the interest.  The Escrow Agent shall be responsible for reporting any interest earned each year to the United States Internal Revenue Service ("IRS") and the party required to treat such interest as income pursuant to this Section 13(a) in the manner required by applicable Legal Requirements.
(b)            Preparation and Filing of Tax Returns.  Holdco shall prepare and file its income or other tax returns with the IRS and all required state and local departments of revenue reporting all interest treated as earned by it pursuant to Section 13(a) to the extent required under the provisions of the United States Internal Revenue Code of 1986, as amended from time to time (the "Code") and applicable state and local law.
(c)            Payment of Taxes.  Any taxes payable on interest earned from the investment (if any) of the Escrow Fund shall be paid by the party required to treat such interest as income pursuant to Section 13(a) hereof, whether or not the interest was distributed by the Escrow Agent during any particular year and to the extent required under the provisions of the Code.
(d)            Treatment.  The parties hereto intend that any release of amounts from the Escrow Fund to (i) the Participating Optionholders (in their capacity as such) shall be treated as compensation at the time of release and (ii) to the Specified Stockholders and the Other  Stockholders (in their respective capacities as such) shall be treated as deferred purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state, or local law, as appropriate.  If and to the extent any portion of the Escrow Fund is actually distributed to the Specified Stockholders or the Other Stockholders, interest may be imputed on such portion, as required by Section 483 or 1274 of the Code.
14.            Distributions and Payments.
(a)            Manner of Making Distributions and Payments of Escrow Cash. All distributions or payments of Escrow Cash made pursuant to this Agreement shall be made by wire transfer of immediately available funds, (i) if to the Surviving Company, to the account set forth on Schedule 2 attached hereto, (ii) if to Holdco, to the account set forth on Schedule 3 attached hereto, (iii) if to the Exchange Agent, to the account set forth on Schedule 4 attached hereto or (iv) if to any of the Specified Stockholders, to the account set forth opposite the name of such Specified Stockholder on Schedule 1 attached hereto, or (in any such case) any other account designated in writing delivered to the other parties to this Agreement by the Representative (in the case of any account of any Specified Stockholder) or Holdco (in the case of any account of Holdco, the Surviving Company or the Exchange Agent).
(b)            Manner of Making Distributions of Escrow Shares.  All distributions of Escrow Shares made pursuant to this Agreement shall be made by book-entry registration of transfer on the books of the Stock Transfer Agent.  Any such distribution of Escrow Shares to be made to (i) Holdco shall be made to the account of Holdco maintained with the Stock Transfer Agent for holding Holdco Shares, (ii) the Surviving Company for further distribution to the Participating Optionholders and the Bonus Payment Recipients shall be made directly to the accounts of the Participating Optionholders and the Bonus Payment Recipients maintained with the Stock Transfer Agent for holding Holdco Shares (it being understood that such direct distribution of Escrow Shares shall be made notwithstanding any contrary provision set forth in this Agreement or the Merger Agreement) or (iii) the Exchange Agent (for further distribution to the Other Stockholders and the Specified Stockholders) shall be made to the account of the Exchange Agent maintained with the Stock Transfer Agent for holding Holdco Shares pursuant to the Exchange Agent Agreement pending distribution thereof to the Other Stockholders.
(c)            Alternative Instructions.  Anything in this Agreement to the contrary notwithstanding, any time any portion of the Escrow Fund is to be released, distributed and/or paid by the Escrow Agent to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), the Exchange Agent (for further distribution to the Other Stockholders) and the Specified Stockholders, the Representative shall be permitted to, in its sole and absolute discretion and only to the extent the Representative shall be permitted to do so pursuant to Section 1.12 of the Merger Agreement, instruct the Escrow Agent to distribute to the Representative amounts that would otherwise be released, distributed and/or paid to the Surviving Company (for further distribution to the Participating Optionholders and the Bonus Payment Recipients), the Exchange Agent (for further distribution to the Other Stockholders) and the Specified Stockholders in accordance with the other terms of this Agreement, and the Escrow Agent is empowered, authorized and directed to release, distribute and/or pay such portion of the Escrow Fund to the Representative in accordance with the Representative's instructions.
15.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given, made or received if delivered personally or by commercial delivery service, or sent via email or facsimile to the parties hereto at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party hereto as shall be specified by like notice of such party):
(a)                 If to Holdco, to it at:
Andina II Holdco Corp.
250 West 57th Street
Suite 2223
New York, NY 10107
Attn: B. Luke Weil
Phone: 646-565-6943
Email: luke@andacq.com

with a copy to:

 Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.
Fax: 212-818-8881
Email: dmiller@graubard.com / jgallant@graubard.com

(b)                 If to the Representative, to it at:
Wayzata Opportunities Fund II, L.P.
c/o Wayzata Investment Partners LLC
701 East Lake Street, Suite 300
Wayzata, MN  55391
Attn:  Ray Wallander, Esq.
Fax:  (952) 345-8901
 Email: rwallander@wayzpartners.com
with copies to:

 Wayzata Opportunities Fund II, L.P.
c/o Wayzata Investment Partners LLC
701 East Lake Street, Suite 300
Wayzata, MN  55391
Attn:  Operations
Fax:  (952) 345-8902
Email:  operations@wayzpartners.com
(c)                   If to the Committee, to it at:
B. Luke Weil
250 West 57th Street
Suite 2223
New York, NY 10107
Phone: 646-565-6943
Email: luke@andacq.com

with copies to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.
Fax: 212-818-8881
Email: dmiller@graubard.com / jgallant@graubard.com

(d)                 If to the Escrow Agent, to it at:
Continental Stock Transfer & Trust Company
1 State Street Plaza
New York, New York 10004
Attention:  Mark Zimkind
 Fax:  212-509-5150
(e)            or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.
(f)            If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted for resolution pursuant to Section 12 of this Agreement.
16.            Miscellaneous.
(a)            This Agreement cannot be changed or terminated except by a writing signed by Holdco, the Committee, the Representative and the Escrow Agent.
(b)            This Agreement and all actions taken hereunder shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective heirs, successors, assigns and legal representatives.  Notwithstanding the immediately preceding sentence, neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto by operation of law or otherwise except as expressly provided in this Agreement or with the prior written consent of the other parties, and any attempted assignment in violation of the foregoing shall be null and void; except that (i) the Escrow Agent shall be permitted to assign its obligations hereunder as set forth in Section 8 hereof; and (ii) the Representative may assign any of its rights, interests or obligations under this Agreement (on a full or partial basis, permanently or temporarily, or for one or more specific instances or circumstances) to any Person that is approved by the Majority Stockholders and the Representative shall provide prompt written notice of any such assignment (including the material terms thereof) to the Escrow Agent.
(c)            This Agreement shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein.
(d)            Each of the Representative, Holdco, the Committee and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the Borough of Manhattan, State of New York.
(e)            Each of the parties will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement by any other party and to enforce specifically the terms and provisions hereof, without proof of actual damages or any requirement to post a bond, in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.
(f)            This Agreement and any joint written instructions from the parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile or portable document format (.pdf) signature pages, and such facsimile or portable document format (.pdf) signature pages will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
(g)            If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
(h)            Waiver of Jury Trial.  EACH OF THE REPRESENTATIVE, HOLDCO, THE COMMITTEE AND THE ESCROW AGENT WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE RESPECTING ANY MATTER ARISING UNDER THIS AGREEMENT.
(i)            Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.
(j)            This Agreement shall terminate when all of the Escrow Fund has been released and distributed strictly in accordance with Sections 4 and 5 hereof.  Upon such termination, this Agreement shall have no further force and effect, except that the provisions of this Section 16 and Sections 7, 9, 10, 12, 13 and 15 hereof shall survive such termination.  The provisions of Section 7 hereof shall also survive the resignation or removal of the Escrow Agent.
17.            No Fractional Holdco Shares.  If any Bonus Payment Recipient, Participating Optionholder, Other Stockholder or Specified Stockholder would be entitled to receive (without taking into account Section 1.5(h) of the Merger Agreement) a fractional Holdco Share in connection with any release and distribution of Escrow Shares on any Escrow Release Date, then such Person shall be entitled to receive from Holdco, in lieu of such fractional share, one (1) Holdco Share.  In any such case, Holdco shall deliver to the Escrow Agent, on or prior to the applicable Escrow Release Date, such additional Holdco Shares and the Escrow Agent shall, on such Escrow Release Date, distribute such additional Holdco Shares to the Surviving Company (for further distribution to the applicable Participating Optionholder(s) and/or the applicable Bonus Payment Recipient(s)), the applicable Specified Stockholder(s) and/or the Exchange Agent (for further distribution to the applicable Other Stockholder(s)), as applicable, such that any such Person receives one (1) Holdco Share in lieu of a fractional Holdco Share.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
LAZYDAYS HOLDINGS, INC.

By:	/s/ Eric Carrera
	Name:	Eric Carrera
	Title:	Senior Vice President

REPRESENTATIVE

WAYZATA OPPORTUNITIES FUND II, L.P.

By:	WOF II GP, L.P., its General Partner
By:	WOF II GP, LLC, its General Partner

By:	/s/ Mary I. Burns
	Name:	Mary I. Burns
	Title:	Authorized Signatory

COMMITTEE

B. Luke Weil

By:	/s/ B. Luke Weil
	Name:	B. Luke Weil

ESCROW AGENT

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Mark Zimkind
	Name:	Mark Zimkind
	Title:	Senior Vice President